Exhibit 99.1

LaBranche & Co Inc.

Jeffrey A. McCutcheon

Senior Vice President & Chief Financial Officer

(212) 820-6220

FOR IMMEDIATE RELEASE

LaBranche & Co Inc. Reports First Quarter 2009 Results

NEW YORK, April 21, 2009 - LaBranche & Co Inc. (NYSE: LAB) (the “Company”) today reported financial results for the quarter ended March 31, 2009. The Company reported an after-tax net loss of $29.7 million, or $0.51 per share, for the 2009 first quarter, which includes a pre-tax unrealized loss on the Company’s shares of NYSE Euronext, Inc. common stock (the “NYX shares”) of $29.7 million. This compares to a net loss of $40.2 million, or $0.65 per share, for the 2008 first quarter, which also includes a $79.2 million pre-tax unrealized loss on the Company’s NYX shares.

On a pro-forma basis, the Company reported a net loss for the first quarter of 2009 of $11.9 million, or $0.20 per share, compared to pro-forma net income of $7.8 million, or $0.13 per share, for the first quarter of 2008. These pro-forma results exclude the unrealized loss on the NYX shares in each period and an expense on early extinguishment of debt in the first quarter of 2008.

The Company is the parent of LaBranche & Co. LLC, one of the largest market-makers in exchange-listed securities. The Company is also the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally. Another subsidiary of the Company, LaBranche Financial Services, LLC, provides mainly securities execution and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates”, and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of the Company and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

TABLES TO FOLLOW

LaBranche & Co Inc.

Condensed Consolidated Statements of Operations

(all data in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
REVENUES:
Net (loss) gain on principal transactions	$(2,052)	$60,044
Commissions and other fees	16,187	10,010
Net loss on investments	(31,766)	(81,290)
Interest income	863	29,925
Other	1,116	293

Total revenues	(15,652)	18,982

Interest Expense:
Debt	5,663	10,863
Inventory financing	5,636	30,812

Total interest expense	11,299	41,675

Revenues, net of interest expense	(26,951)	(22,693)

EXPENSES:
Employee compensation and related benefits	8,068	28,530
Exchange, clearing and brokerage fees	5,487	10,658
Lease of exchange memberships and trading license fees	404	427
Depreciation and amortization of intangibles	955	890
Early extinguishment of debt	—	886
Other	7,748	7,348

Total expenses	22,662	48,739

Loss before benefit for income taxes	(49,613)	(71,432)

BENEFIT FOR INCOME TAXES	(19,866)	(31,195)

Net loss	$(29,747)	$(40,237)

Weighted average common shares outstanding:
Basic	58,390	61,854
Diluted	58,390	61,854

Loss per share:
Basic	$(0.51)	$(0.65)
Diluted	$(0.51)	$(0.65)

LaBranche & Co Inc.

Condensed Consolidated Statements of Financial Condition

(all data in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$266,904	$304,179
Cash and securities segregated under federal regulations	1,826	1,876
Receivable from brokers, dealers and clearing organizations	76,707	91,354
Financial instruments owned, at fair value	1,605,540	3,175,968
Exchange memberships owned, at adjusted cost (market value of $2,877 and $3,910, respectively)	1,202	1,202
Office equipment and leasehold improvements, at cost, less accumulated depreciation and amortization of $12,153 and $14,362, respectively	16,054	16,522
Goodwill and other intangible assets, net	109,229	109,229
Deferred tax assets	5,484	—
Income tax receivable	8,298	—
Other assets	19,276	31,285

Total assets	$2,110,520	$3,731,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Payable to brokers, dealers and clearing organizations	$383,150	$105,037
Payable to customers	36	36
Financial instruments sold, but not yet purchased, at fair value	1,086,730	2,855,420
Accrued compensation	3,335	75,747
Accounts payable and other accrued expenses	18,833	29,179
Other liabilities	13,528	12,840
Income tax payable	—	5,834
Deferred tax liabilities	—	5,349
Long term debt	199,323	199,323

Total liabilities	1,704,935	3,288,765

Total stockholders’ equity	405,585	442,850

Total liabilities and stockholders’ equity	$2,110,520	$3,731,615

LaBranche & Co Inc.

Regulation G Requirement: Reconciliation of Non-GAAP Financial Measures

(all data in thousands, except per share data)

(unaudited)

In evaluating the Company’s financial performance, management reviews results from operations, which excludes non-operating charges. Pro-forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core business. Pro-forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

The following is a reconciliation of U.S. GAAP results to pro-forma results for the periods presented:

	Three Months Ended March 31,
	2009			2008
	Amounts as reported	(1) (2) Adjustments	Pro forma amounts	Amounts as reported	(1) (2) Adjustments	Pro forma amounts
Revenues, net of interest expense	$(26,951)	$29,720	$2,769	$(22,693)	$79,246	$56,553
Total expenses	22,662	—	22,662	48,739	(886)	47,853

(Loss) income before (benefit) provision for income taxes	(49,613)	29,720	(19,893)	(71,432)	80,132	8,700
(Benefit) provision for income taxes (3)	(19,866)	11,888	(7,978)	(31,195)	32,053	858

Net (loss) income applicable to common stockholders	$(29,747)	$17,832	$(11,915)	$(40,237)	$48,079	$7,842

Basic per share	$(0.51)	$0.31	$(0.20)	$(0.65)	$0.78	$0.13
Diluted per share	$(0.51)	$0.31	$(0.20)	$(0.65)	$0.78	$0.13

(1)	Revenue adjustment reflects loss in each accounting period, based on the change in fair market value of the Company’s restricted and unrestricted NYX shares at the end of each such period versus the beginning of such period.
(2)	Expense adjustment reflects the expense associated with early extinguishment of the Company’s debt in accounting period.
(3)	In the first quarter of 2008, the Company recognized a tax benefit due to the release of a tax reserve for an expired tax year, which resulted in a reduced provision for income taxes.